                                                                   EXHIBIT 10.12



                                  $300,000,000


                           THREE-YEAR CREDIT AGREEMENT



                                   dated as of



                                 August 26, 2002



                                      among



                         THE NEIMAN MARCUS GROUP, INC.,



                            THE LENDERS PARTY HERETO,



                             BANK OF AMERICA, N.A.,
                                  BANK ONE, NA

                                       and

                              FLEET NATIONAL BANK,
                              as Syndication Agents


                                       and


                              JPMORGAN CHASE BANK,
                             as Administrative Agent

--------------------------------------------------------------------------------

                           J.P. MORGAN SECURITIES INC.
                                       and
                         BANC OF AMERICA SECURITIES LLC
                            Joint Lead Arrangers and
                                Joint Bookrunners

                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
                                            ARTICLE 1
                                           DEFINITIONS

Section 1.01.  Definitions......................................................................1
Section 1.02.  Accounting Terms and Determinations.............................................15
Section 1.03.  Classes and Types of Borrowings.................................................16

                                            ARTICLE 2
                                           THE CREDITS

Section 2.01.  Commitments to Lend.............................................................16
Section 2.02.  Notice of Committed Borrowing...................................................17
Section 2.03.  Competitive Bid Borrowings......................................................17
Section 2.04.  Notice to Lenders; Funding of Loans.............................................21
Section 2.05.  Registry; Notes.................................................................22
Section 2.06.  Maturity of Loans...............................................................23
Section 2.07.  Interest Rates..................................................................23
Section 2.08.  Method of Electing Interest Rates...............................................25
Section 2.09.  Fees............................................................................26
Section 2.10.  Termination or Reduction of Commitments.........................................27
Section 2.11.  Optional Prepayments............................................................27
Section 2.12.  General Provisions as to Payments...............................................27
Section 2.13.  Funding Losses..................................................................28
Section 2.14.  Computation of Interest and Fees................................................29
Section 2.15.  Letters of Credit...............................................................29
Section 2.16.  Stop Issuance Notice............................................................34
Section 2.17.  Regulation D Compensation.......................................................34
Section 2.18.  Increased Commitments; Additional Lenders.......................................35

                                            ARTICLE 3
                                            CONDITIONS

Section 3.01.  Effectiveness...................................................................36
Section 3.02.  Borrowings and Issuances of Letters of Credit...................................37

                                            ARTICLE 4
                                  REPRESENTATIONS AND WARRANTIES

Section 4.01.  Corporate Existence and Power...................................................37
Section 4.02.  Corporate Authorization.........................................................38
Section 4.03.  Binding Effect..................................................................38

                                                                                              Page
                                                                                              ----
Section 4.04.  Financial Information...........................................................38
Section 4.05.  Litigation......................................................................39
Section 4.06.  Governmental and Other Approvals................................................39
Section 4.07.  Full Disclosure.................................................................39
Section 4.08.  Compliance with ERISA...........................................................39
Section 4.09.  Taxes...........................................................................39
Section 4.10.  Environmental Matters...........................................................40

                                            ARTICLE 5
                                            COVENANTS

Section 5.01.  Furnishing of Financial Data and Certificates...................................40
Section 5.02.  Payment of Taxes................................................................42
Section 5.03.  Maintenance of Corporate Existence; Compliance with Laws........................42
Section 5.04.  Maintenance of Property and Leases..............................................42
Section 5.05.  Insurance.......................................................................42
Section 5.06.  Accounts and Reports............................................................42
Section 5.07.  Inspection......................................................................43
Section 5.08.  Coverage of Consolidated Fixed Charges..........................................43
Section 5.09.  Leverage Ratio..................................................................43
Section 5.10.  Restrictions on Liens...........................................................43
Section 5.11.  Restrictions on Sales, Consolidations and Mergers...............................44
Section 5.12.  Transactions with Affiliates....................................................45
Section 5.13.  Restriction on Debt of Subsidiaries.............................................45
Section 5.14.  Use of Proceeds.................................................................45
Section 5.15.  Restricted Payments.............................................................46
Section 5.16.  Restrictive Agreements..........................................................46

                                            ARTICLE 6
                                             DEFAULTS

Section 6.01.  Events of Default...............................................................46
Section 6.02.  Notice of Default...............................................................49
Section 6.03.  Cash Cover......................................................................49

                                            ARTICLE 7
                                            THE AGENTS

Section 7.01.  Appointment and Authorization...................................................49
Section 7.02.  Agents and Affiliates...........................................................49
Section 7.03.  Action by Administrative Agent..................................................49
Section 7.04.  Consultation With Experts.......................................................50
Section 7.05.  Liability of Agents.............................................................50
Section 7.06.  Indemnification.................................................................50
Section 7.07.  Credit Decision.................................................................51

                                                                                              Page
                                                                                              ----
Section 7.08.  Successor Administrative Agent..................................................51
Section 7.09.  Administrative Agent's Fee......................................................51
Section 7.10.  Syndication Agents..............................................................51

                                            ARTICLE 8
                                     CHANGE IN CIRCUMSTANCES

Section 8.01.  Basis for Determining Interest Rate Inadequate or Unfair........................51
Section 8.02.  Illegality......................................................................52
Section 8.03.  Increased Cost and Reduced Return...............................................53
Section 8.04.  Taxes...........................................................................54
Section 8.05.  Base Rate Loans Substituted for Affected Fixed Rate.............................56
Section 8.06.  Substitution of Bank............................................................56

                                            ARTICLE 9
                                          MISCELLANEOUS

Section 9.01.  Notices.........................................................................57
Section 9.02.  No Waivers......................................................................57
Section 9.03.  Expenses; Indemnification.......................................................58
Section 9.04.  Sharing.........................................................................58
Section 9.05.  Amendments and Waivers..........................................................59
Section 9.06.  Successors and Assigns..........................................................59
Section 9.07.  Designated Lenders..............................................................61
Section 9.08.  No Reliance on Margin Stock.....................................................62
Section 9.09.  Confidentiality.................................................................62
Section 9.10.  Governing Law; Jurisdiction.....................................................63
Section 9.11.  Counterparts; Integration.......................................................63
Section 9.12.  WAIVER OF JURY TRIAL............................................................63

COMMITMENT SCHEDULE
PRICING SCHEDULE

EXHIBIT A   -    NOTE
EXHIBIT B   -    FORM OF NOTICE OF COMMITTED BORROWING
EXHIBIT C   -    FORM OF COMPETITIVE BID QUOTE REQUEST
EXHIBIT D   -    FORM OF INVITATION FOR COMPETITIVE BID QUOTES
EXHIBIT E   -    FORM OF COMPETITIVE BID QUOTE
EXHIBIT F   -    OPINION OF COUNSEL FOR THE BORROWER
EXHIBIT G   -    OPINION OF DAVIS POLK & WARDWELL, SPECIAL COUNSEL FOR THE
                 ADMINISTRATIVE AGENT
EXHIBIT H   -    ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT I   -    DESIGNATION AGREEMENT

         AGREEMENT dated as of August 26, 2002 among THE NEIMAN MARCUS GROUP, INC., the LENDERS party hereto, BANK OF AMERICA, N.A., BANK ONE, NA and FLEET NATIONAL BANK, as Syndication Agents, and JPMORGAN CHASE BANK, as Administrative Agent.

         The parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

         "ABSOLUTE RATE AUCTION" means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Absolute Rates pursuant to Section 2.03.

         "ADDITIONAL LENDER" has the meaning specified in Section 2.18(b).

         "ADMINISTRATIVE AGENT" means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

         "ADMINISTRATIVE QUESTIONNAIRE" means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent (with a copy to the Borrower).

         "AFFILIATE" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person (other than, with respect to the Borrower, any of its Subsidiaries and, with respect to any Subsidiary of the Borrower, the Borrower or any other Subsidiary). As used herein, the term "CONTROL" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement no individual shall be deemed to be an Affiliate solely by reason of the fact that such individual is a director or officer of the Borrower.

         "AGENTS" means the Administrative Agent and the Syndication Agents.

         "APPLICABLE LENDING OFFICE" means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office.

         "APPROVED FUND" means any Fund that is administered or managed by (i) a Lender, (ii) an affiliate of a Lender or (iii) an entity or an affiliate of an entity that administers or manages a Lender.

         "ASSIGNMENT AND ASSUMPTION AGREEMENT" has the meaning specified in
Section 9.06(b).

         "BASE RATE" means, for any day, a rate per annum equal to the higher of
(i) the Prime Rate for such day or (ii) the sum of 0.50% plus the Federal Funds Rate for such day.

         "BASE RATE LOAN" means a Committed Loan that bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the last sentence of Section 2.08(a) or Article 8.

         "BASE RATE MARGIN" has the meaning specified in the Pricing Schedule.

         "BENEFIT ARRANGEMENT" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

         "BORROWER" means The Neiman Marcus Group, Inc., a Delaware corporation, and its successors.

         "BORROWER'S 2001 10-K" means the Borrower's annual report on Form 10-K for the fiscal year ended July 28, 2001, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

         "BORROWING" has the meaning specified in Section 1.03.

         "CAPITALIZED LEASE" means a lease under which, in accordance with United States generally accepted accounting principles, the liability of the lessee is required to be capitalized on its balance sheet.

         "CLASS" refers to the determination whether a Loan is a Committed Loan or a Competitive Bid Loan.

         "CLOSING DATE" means the date on or after the Effective Date on which all of the conditions specified in Section 3.01 shall have been satisfied.

         "COMMITMENT" means (i) with respect to each Lender listed on the Commitment Schedule, the amount set forth opposite such Lender's name on the Commitment Schedule, (ii) with respect to any financial institution which becomes a Lender pursuant to Section 2.18, the amount of the Commitment thereby assumed by it and (iii) with respect to any assignee which becomes a Lender pursuant to Section 9.06(b), the amount of the transferor Lender's Commitment assigned to it pursuant to Section 9.06(b), in each case as such amount may be changed from time to time pursuant to Section 2.10, 2.18 or 9.06(b); provided that, if the context so requires, the term "COMMITMENT" means the obligation of a Lender to extend credit up to such amount to the Borrower hereunder.

         "COMMITMENT SCHEDULE" means the Commitment Schedule attached hereto.

         "COMMITTED LOAN" means a loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "COMMITTED LOAN" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

         "COMPETITIVE BID ABSOLUTE RATE" has the meaning specified in Section 2.03(d)(ii)(D).

         "COMPETITIVE BID ABSOLUTE RATE LOAN" means a loan made or to be made by a Lender pursuant to an Absolute Rate Auction.

         "COMPETITIVE BID LENDING OFFICE" means, as to each Lender, its Domestic Lending Office or such other office, branch or affiliate of such Lender as it may hereafter designate as its Competitive Bid Lending Office by notice to the Borrower and the Administrative Agent; provided that any Lender may from time to time by notice to the Borrower and the Administrative Agent designate separate Competitive Bid Lending Offices for its Competitive Bid LIBOR Loans, on the one hand, and its Competitive Bid Absolute Rate Loans, on the other hand, in which case all references herein to the Competitive Bid Lending Office of such Lender shall be deemed to refer to either or both of such offices, as the context may require.

         "COMPETITIVE BID LIBOR LOAN" means a loan made or to be made by a Lender pursuant to a LIBOR Auction (including any such loan bearing interest at the Prime Rate pursuant to Section 8.01).

         "COMPETITIVE BID LOAN" means a Competitive Bid LIBOR Loan or a Competitive Bid Absolute Rate Loan.

         "COMPETITIVE BID MARGIN" has the meaning specified in Section 2.03(d)(ii)(C).

         "COMPETITIVE BID QUOTE" means an offer by a Lender to make a Competitive Bid Loan in accordance with Section 2.03.

         "CONFIDENTIAL INFORMATION" means information that the Borrower furnishes to any party hereto (including any Designated Lender) in writing or that any such party obtains pursuant to its rights under Section 5.01 or 5.07, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a breach by any party hereto of its obligations hereunder, (b) was available to such party on a nonconfidential basis prior to its disclosure to such party by the Borrower or any of its affiliates or (c) is or becomes available to such party from a source other than the Borrower that is not, to the knowledge of such party, acting in violation of a confidentiality agreement with the Borrower.

         "CONSOLIDATED EBITDAR" means, for any fiscal period, Consolidated Adjusted Net Income for such period plus, to the extent deducted in determining Consolidated Adjusted Net Income for such period, the aggregate amount of (i) Consolidated Fixed Charges, (ii) taxes based on or measured by income and (iii) depreciation, amortization and other similar non-cash charges.

         "CONSOLIDATED FIXED CHARGES" means for any period, the sum of Consolidated Adjusted Interest Expense and Consolidated Rental Expense for such period.

         "CONSOLIDATED ADJUSTED INTEREST EXPENSE" means, for any period, the interest expense of the Borrower and its Consolidated Subsidiaries less investment and interest income of the Borrower and its Consolidated Subsidiaries for such period, determined on a consolidated basis, subject to Section 1.02(b).

         "CONSOLIDATED NET ASSETS" means, at any date, the consolidated assets of the Borrower and its Consolidated Subsidiaries less the sum of (i) the consolidated current liabilities of the Borrower and its Consolidated Subsidiaries and (ii) all other liabilities, other than liabilities for Debt representing obligations for borrowed money of the Borrower and its Consolidated Subsidiaries and liabilities for deferred taxes of the Borrower and its Consolidated Subsidiaries, which would be required to be shown as liabilities on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, all determined as of such date.

         "CONSOLIDATED ADJUSTED NET INCOME" means for any period, the aggregate of the net income (less losses) of the Borrower and its Consolidated Subsidiaries for such period (after eliminating all intercompany items and after provisions for minority interests, if any), all determined in accordance with United States generally accepted accounting principles, subject to Section 1.02(b); provided, however, Consolidated Adjusted Net Income shall not include
(a) extraordinary gains or extraordinary losses, (b) the net income or losses of any corporation or other enterprise accrued prior to the date it becomes a Subsidiary, (c) the net income (or loss) arising from any discontinued operation(s) of the Borrower or any Subsidiary as so classified in the Borrower's consolidated financial statements, (d) any amortization or write-off of goodwill or other intangible items, or any non-cash charges, arising in connection with a merger, consolidation or acquisition of stock or assets to which the Borrower or a Subsidiary is a party or (e) any write-off of goodwill arising in connection with Statement No. 142 issued by the Financial Accounting Standards Board.

         "CONSOLIDATED NET WORTH" means at any date the consolidated stockholders equity of the Borrower and its Consolidated Subsidiaries (plus, to the extent not otherwise reflected therein, redeemable preferred stock of the Borrower), all determined as of such date.

         "CONSOLIDATED RENTAL EXPENSE" means, for any period, the Rental Expense of the Borrower and its Consolidated Subsidiaries for such period, determined on a consolidated basis.

         "CONSOLIDATED SUBSIDIARY" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

         "CONTINUING DIRECTORS" means (i) the members of the Board of Directors of the Borrower on the date hereof and (ii) future members of such Board of Directors who were nominated or appointed by a majority of the Continuing Directors at the date of their nomination or appointment.

         "CREDIT EXPOSURE" means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the sum of the aggregate outstanding principal amount of its Loans at such time plus the aggregate amount of its Letter of Credit Liabilities at such time.

         "DEBT" means as applied to the Borrower and its Subsidiaries, without duplication, (a) all obligations for borrowed money or deferred purchase price of goods or services whether secured or unsecured, absolute or contingent, other than trade accounts payable, expense accruals or similar liabilities arising in the ordinary course of business, (b) all obligations evidenced by bonds, notes, debentures or other similar instruments, (c) all obligations secured by any Lien on property owned or acquired by the Borrower or any of its Subsidiaries whether or not the obligations secured thereby shall have been assumed, (d) that portion of all obligations arising under Capitalized Leases that is required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries and (e) all obligations of the type described in clauses (a) through (d) above Guaranteed by the Borrower or any of its Subsidiaries; provided that a Securitization Transaction shall not give rise to Debt of the transferor for purposes of this Agreement.

         "DEFAULT" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "DELOITTE & TOUCHE" means Deloitte & Touche LLP, independent certified accountants for the Borrower.

         "DERIVATIVES OBLIGATIONS" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

         "DESIGNATED LENDER" means, with respect to any Designating Lender, an Approved Fund designated by it pursuant to Section 9.07 as a Designated Lender for purposes of this Agreement.

         "DESIGNATING LENDER" means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 9.07.

         "DESIGNATION AGREEMENT" has the meaning specified in Section 9.07.

         "DOMESTIC BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, or Dallas, Texas are authorized or required by law to close.

         "DOMESTIC LENDING OFFICE" means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

         "EFFECTIVE DATE" means the date the Commitments become effective in accordance with Section 3.01.

         "ELIGIBLE ASSIGNEE" means (i) a Lender; (ii) an affiliate of a Lender;
(iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Administrative Agent, the Issuing Banks and the Borrower (each such approval not to be unreasonably withheld or delayed).

         "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

         "ERISA GROUP" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary are treated as a single employer under Section 414 of the Internal Revenue Code.

         "EURO-DOLLAR BUSINESS DAY" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

         "EURO-DOLLAR LENDING OFFICE" means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

         "EURO-DOLLAR LOAN" means a Committed Loan that bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

         "EURO-DOLLAR MARGIN" has the meaning specified in the Pricing Schedule.

         "EURO-DOLLAR RATE" means a rate of interest determined pursuant to
Section 2.07(b) on the basis of a London Interbank Offered Rate.

         "EURO-DOLLAR RESERVE PERCENTAGE" has the meaning specified in Section 2.17.

         "EVENTS OF DEFAULT" has the meaning specified in Section 6.01.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXISTING CREDIT AGREEMENT" means the $650,000,000 Credit Agreement dated as of October 29, 1997 among the Borrower, the banks party thereto and Morgan Guaranty Trust Company of New York, as administrative agent, as amended.

         "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

         "FIXED CHARGE COVERAGE RATIO" means the ratio of (i) Consolidated EBITDAR for each period of four consecutive fiscal quarters, commencing with the four quarters ending August 3, 2002, to (ii) Consolidated Fixed Charges for each such period. Calculation of the Fixed Charge Coverage Ratio shall be subject to
Section 1.02(b).

         "FIXED RATE LOANS" means Euro-Dollar Loans or Competitive Bid Loans (excluding Competitive Bid LIBOR Loans bearing interest at the Prime Rate pursuant to Section 8.01) or any combination of the foregoing.

         "FUND" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

         "GROUP OF LOANS" means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Committed Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

         "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "GUARANTEE" used as a verb has a corresponding meaning.

         "INCREASED COMMITMENTS" has the meaning specified in Section 2.18(a).

         "INDEMNITEE" has the meaning specified in Section 9.03(b).

         "INTEREST PERIOD" means: (1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in such notice; provided that:

                  (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

                  (b) any Interest Period which begins on the last Euro-Dollar Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day in a calendar month; and

                  (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date;

         (2) with respect to each Competitive Bid LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.03(b); provided that

                  (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

                  (b) any Interest Period which begins on the last Euro-Dollar Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day in a calendar month; and

                  (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date; and

         (3) with respect to each Competitive Bid Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 5 days) as the Borrower may elect in accordance with Section 2.03; provided that:

                  (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

                  (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

         "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute.

         "INVESTMENT" means all loans, advances, extensions of credit, guarantees, purchases of stock (other than stock of the Borrower) or other securities, contributions to capital or otherwise, whether existing on the date of this Agreement or hereafter made.

         "ISSUING BANK" means JPMorgan Chase Bank and any other Lender that may agree to issue Letters of Credit hereunder pursuant to an instrument in form satisfactory to the Administrative Agent, in each case as issuer of a Letter of Credit hereunder.

         "LENDER" means (i) each bank or other institution listed on the Commitment Schedule, (ii) each financial institution which becomes a Lender pursuant to Section 2.18, (iii) each assignee which becomes a Lender pursuant to
Section 9.06(b) and (iv) their respective successors.

         "LENDER PARTIES" means the Lenders, the Issuing Banks and the Agents.

         "LETTER OF CREDIT" means a letter of credit to be issued hereunder by an Issuing Bank.

         "LETTER OF CREDIT LIABILITIES" means, for any Lender and at any time, such Lender's ratable participation in the sum of (x) the aggregate amount then owing by the Borrower in respect of amounts drawn under Letters of Credit and
(y) the aggregate amount then available for drawing under all Letters of Credit.

         "LETTER OF CREDIT TERMINATION DATE" means the tenth day prior to the Termination Date.

         "LEVERAGE RATIO" means, at any date, the percentage equivalent of a fraction the numerator of which is Total Adjusted Debt at such date and the denominator of which is Total Capitalization at such date. Calculation of the Leverage Ratio shall be subject to Section 1.02(b).

         "LIBOR AUCTION" means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         "LOAN" means a Committed Loan or a Competitive Bid Loan and "LOANS" means Committed Loans or Competitive Bid Loans or any combination of the foregoing.

         "LONDON INTERBANK OFFERED RATE" has the meaning specified in Section 2.07(b).

         "MATERIAL DEBT" means Debt (other than the Loans) of the Borrower and/or one or more of its Subsidiaries in an aggregate principal amount exceeding $25,000,000. Calculation of Material Debt shall be subject to Section 1.02(b).

         "MATERIAL FINANCIAL OBLIGATIONS" means a principal amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, exceeding in the aggregate $25,000,000. Calculation of Material Financial Obligations shall be subject to Section 1.02(b).

         "MATERIAL PLAN" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

         "MULTIEMPLOYER PLAN" means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

         "NOTES" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the Borrower's obligation to repay the Loans, and "NOTE" means any one of such promissory notes issued hereunder.

         "NOTICE OF BORROWING" means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Competitive Bid Borrowing (as defined in Section 2.03(f)).

         "NOTICE OF INTEREST RATE ELECTION" has the meaning specified in Section 2.08(a).

         "NOTICE OF ISSUANCE" has the meaning set forth in Section 2.15(b).

         "OTHER TAXES" has the meaning specified in Section 8.04.

         "OUTSTANDING COMMITTED AMOUNT" means, with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of its Committed Loans plus the aggregate amount of its Letter of Credit Liabilities at such time, determined at such time after giving effect to any prior assignments by or to such Lender pursuant to Section 9.06(b).

         "PARENT" means, with respect to any Lender, any Person controlling such Lender.

         "PARTICIPANT" has the meaning specified in Section 9.06(c).

         "PAYMENT DATE" has the meaning specified in Section 2.15(c).

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "PERCENTAGE" means, with respect to any Lender at any time, the percentage which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time. At any time after the Commitments shall have terminated, the term "PERCENTAGE" shall refer to a Lender's Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.06(b).

         "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PLAN" means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         "PRICING SCHEDULE" means the Pricing Schedule attached hereto.

         "PRIME RATE" means the rate of interest publicly announced by JPMorgan Chase Bank in New York City from time to time as its Prime Rate.

         "QUARTERLY PAYMENT DATES" means each March 31, June 30, September 30 and December 31.

         "REFERENCE BANK" means the principal London office (or any successor office) of JPMorgan Chase Bank.

         "REGISTER" has the meaning specified in Section 2.05(a).

         "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "REIMBURSEMENT OBLIGATION" has the meaning specified in Section
2.15(c).

         "RENTAL EXPENSE" means the amount of rentals, i.e., rentals paid or accrued by the Borrower or any Subsidiary under any lease of real property excluding in any event (i) leases between the Borrower and a Subsidiary or between a Subsidiary and another Subsidiary and (ii).Capitalized Leases.

         "REQUIRED LENDERS" means, at any time, Lenders having more than 50% in aggregate amount of the Credit Exposures at such time.

         "RESTRICTED SUBSIDIARY" means any Subsidiary which is not an Unrestricted Subsidiary.

         "REVOLVING CREDIT PERIOD" means the period from and including the Effective Date to but not including the Termination Date.

         "SALE-LEASEBACK TRANSACTION" means any arrangement whereby the Borrower or any Subsidiary, directly or indirectly sells or transfers any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

         "SECURITIZATION TRANSACTION" means (i) a securitization of credit card receivables as described in Note 3 to the Borrower's consolidated financial statements, reported on by Deloitte & Touche and incorporated by reference in the Borrower's 2001 Form 10-K, or (ii) any other financing transaction involving a transfer of accounts receivable by the Borrower or any Subsidiary where recourse is effectively limited to such accounts receivable, to a special purpose

Subsidiary whose assets consist substantially entirely of such accounts receivable, or both, whether or not accounted for as a sale under United States generally accepted accounting principles.

         "SIGNIFICANT SUBSIDIARY" means at any time (i) Bergdorf Goodman, Inc. and its respective successors, and (ii) any other Subsidiary whose consolidated assets are equal to at least 7% of the consolidated assets of the Borrower and its Subsidiaries at such time.

         "SMITH FAMILY GROUP" means the group of Persons party to the Stockholders Agreement dated as of September 1, 1999 (whether or not such agreement is terminated) and the progeny of each such Person that is a natural Person.

         "STOP ISSUANCE NOTICE" has the meaning specified in Section 2.16.

         "SUBSIDIARY" means any corporation or other entity (i) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower (or, if such term is used with reference to any other Person, by such Person) or (ii) a majority of the equity interest in which shall at the time be owned directly or indirectly by the Borrower and which is a Consolidated Subsidiary as of such time. Unless otherwise specified, "SUBSIDIARY" means a Subsidiary of the Borrower.

         "SYNDICATION AGENTS" means Bank of America, N.A., Bank One, NA and Fleet National Bank, in their capacity as syndication agents in connection with the credit facility provided under this Agreement.

         "TAXES" has the meaning specified in Section 8.04.

         "TERMINATION DATE" means August 26, 2005 or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

         "TOTAL ADJUSTED DEBT" means, at any date, an amount equal to the consolidated Debt of the Borrower and its Subsidiaries (excluding (i) any such Debt, other than short-term indebtedness for borrowed money or the current portion of long-term Debt, which is a current liability of the Borrower or a Subsidiary and (ii) contingent obligations with respect to letters of credit or other extensions of credit) at such date plus (i) an amount equal to 800% of the Rental Expense for the period of four consecutive fiscal quarters most recently ended on or prior to such date and (ii) the amount called for by Section 1.02(b).

         "TOTAL CAPITALIZATION" means, at any date, the sum of Total Adjusted Debt plus Consolidated Net Worth, each determined as of such date.

         "TOTAL OUTSTANDING AMOUNT" means, at any time, the sum of (i) the aggregate outstanding principal amount of the Loans (including both Committed Loans and Competitive Bid Loans) determined at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay one or more other Loans plus (ii) the aggregate amount of the Letter of Credit Liabilities of all Lenders at such time.

         "TYPE" refers to the determination whether a Committed Loan is a Base Rate Loan or a Euro-Dollar Loan or whether a Competitive Bid Loan is a Competitive Bid Absolute Rate Loan or a Competitive Bid LIBOR Loan.

         "UNFUNDED LIABILITIES" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

         "UNITED STATES" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

         "UNRESTRICTED SUBSIDIARY" means a Subsidiary so designated by written notice from the Borrower to the Administrative Agent; provided that no Subsidiary may be so designated unless a third party which is not a Subsidiary or an Affiliate of the Borrower owns at least 20% of the equity interest in such Subsidiary at such time; provided further that (i) in and as at the end of any fiscal year no Unrestricted Subsidiary may account for more than 5% of the consolidated revenues, consolidated tangible assets or Consolidated EBITDAR of the Borrower and its Consolidated Subsidiaries and (ii) in and as at the end of any fiscal year all Unrestricted Subsidiaries may not collectively account for more than 15% of the consolidated revenues, consolidated tangible assets or Consolidated EBITDAR of the Borrower and its Consolidated Subsidiaries.

         "WHOLLY-OWNED SUBSIDIARY" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

         Section 1.02. Accounting Terms and Determinations. (a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower delivered to the Administrative Agent; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in United States generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article 5 for such purpose), then the Borrower's compliance with such covenant shall be applied on the basis of United States generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

         (b) As provided in the definition of "DEBT," a Securitization Transaction is not Debt for purposes of this Agreement. Nevertheless, determinations of the Fixed Charge Coverage Ratio, the Leverage Ratio, Material Debt and Material Financial Obligations are to be made as if the Borrower and its Consolidated Subsidiaries retained ownership of the transferred accounts receivable, incurred Debt in the amount of the financing raised pursuant to such transactions and received the related income and incurred the related interest expense, whether or not accounted for as sales under United States generally accepted accounting principles.

         Section 1.03. Classes and Types of Borrowings. The term "BORROWING" denotes the aggregation of Loans of the same Type and Class of one or more Lenders to be made to the Borrower pursuant to Article 2 on a single date and for a single initial Interest Period. Borrowings are classified for purposes of this Agreement by reference to either or both the Class and Type of Loans comprising such Borrowing (e.g., a Euro-Dollar Borrowing is a Borrowing comprised of Euro-Dollar Loans while a Committed Borrowing is a Borrowing comprised of Committed Loans).

                                    ARTICLE 2
                                   THE CREDITS

         Section 2.01. Commitments to Lend. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time during the Revolving Credit Period; provided that, immediately after each such loan is made:

                  (i) such Lender's Outstanding Committed Amount shall not exceed its Commitment; and

                  (ii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments.

Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger integral multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available within the limitations in the foregoing proviso) and shall be made from the several Lenders ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, prepay Loans to the extent permitted by
Section 2.11 and reborrow at any time during the Revolving Credit Period under this Section.

         Section 2.02. Notice of Committed Borrowing. The Borrower shall give the Administrative Agent a written notice substantially in the form of Exhibit B (a "NOTICE OF COMMITTED BORROWING") not later than 12:00 Noon (New York City time) on (y) the date of each Base Rate Borrowing and (z) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

         (a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

         (b) the aggregate amount of such Borrowing;

         (c) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate; and

         (d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

         Section 2.03. Competitive Bid Borrowings. (a) The Competitive Bid Option. In addition to Committed Borrowings pursuant to Section 2.01, the Borrower may, as set forth in this Section, request the Lenders to make offers to make Competitive Bid Loans to the Borrower from time to time during the Revolving Credit Period. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

         (b) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile a Competitive Bid Quote Request substantially in the form of Exhibit C hereto so as to be received not later than 10:30 A.M. (New York City time) on (x) the fourth Euro-Dollar Business Day before the date of Borrowing proposed therein, in the case of a LIBOR

Auction or (y) the Domestic Business Day immediately before the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

                  (i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

                  (ii) the aggregate amount of such Borrowing, which shall be $5,000,000 or a larger integral multiple of $1,000,000,

                  (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

                  (iv) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request.

         (c) Invitation for Competitive Bid Quotes. Promptly after receiving a Competitive Bid Quote Request, the Administrative Agent shall send to each of the Lenders an Invitation for Competitive Bid Quotes substantially in the form of Exhibit D hereto, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.

         (d) Submission and Contents of Competitive Bid Quotes. (i) Each Lender to which an Invitation for Competitive Bid Quotes is sent may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.03(d) and must be submitted to the Administrative Agent by telex or facsimile at its address specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day before the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 10:00 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative

Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour before the deadline for the other Lenders, in the case of a LIBOR Auction or (y) 15 minutes before the deadline for the other Lenders, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Competitive Bid Quote so made shall not be revocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

                  (ii) Each Competitive Bid Quote shall be substantially in the form of Exhibit E hereto and shall in any case specify:

                           (A) the proposed date of Borrowing;

                           (B) the principal amount of the Competitive Bid Loan
                  for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Lender, (x) must be $5,000,000 or a larger integral multiple of $1,000,000, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Lender may be accepted;

                           (C) in the case of a LIBOR Auction, the margin above
                  or below the applicable London Interbank Offered Rate (the "COMPETITIVE BID MARGIN") offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate;

                           (D) in the case of an Absolute Rate Auction, the rate
                  of interest per annum (specified to the nearest 1/10,000th of 1%) (the "COMPETITIVE BID ABSOLUTE RATE") offered for each such Competitive Bid Loan; and

                           (E) the identity of the quoting Lender. A Competitive
                  Bid Quote may set forth up to five separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

                  (iii) Any Competitive Bid Quote shall be disregarded if it:

                           (A) is not substantially in conformity with Exhibit E
                  hereto or does not specify all of the information required by subsection 2.03(d)(ii) above;

                           (B) contains qualifying, conditional or similar
                  language (except as contemplated by subsection (d)(ii)(B)(z));

                           (C) proposes terms other than or in addition to those
                  set forth in the applicable Invitation for Competitive Bid Quotes (except as contemplated by subsection (d)(ii)(B)(z)); or

                           (D) arrives after the time set forth in subsection
                  2.03(d)(i).

         (e) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms of (i) any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.03(d) and (ii) any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

         (f) Acceptance and Notice by Borrower. Not later than 11:00 A.M. (New York City time) on (x) the third Euro-Dollar Business Day before the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to Section 2.03(e). In the case of acceptance, such notice (a "NOTICE OF COMPETITIVE BID BORROWING") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

                  (i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

                  (ii) the principal amount of each Competitive Bid Borrowing must be $5,000,000 or a larger integral multiple of $1,000,000;

                  (iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be;

                  (iv) the Borrower may not accept any offer that is described in subsection 2.03(d)(iii) or that otherwise fails to comply with the requirements of this Agreement; and

                  (v) immediately after such Competitive Bid Borrowing is made, the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments.

         (g) Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in integral multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

         Section 2.04. Notice to Lenders; Funding of Loans. (a) Promptly after receiving a Notice of Borrowing, the Administrative Agent shall notify each Lender of the contents thereof and of such Lender's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

         (b) Not later than 2:00 P.M. (New York City time) on the date of each Borrowing, each Lender participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to
Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

         (c) Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing (or, in the case of a Base Rate Borrowing, prior to 2:00 P.M. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.04(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and, if such Lender shall not have done so within five Domestic Business Days of demand therefor by the Administrative Agent, then the Borrower, agrees to pay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) if such amount is repaid by the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable to such Borrowing pursuant to Section 2.07 and (ii) if such amount is repaid by such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, the Borrower shall not be required to repay such amount and the amount so repaid by such Lender shall constitute such Lender's Loan included in such Borrowing for purposes of this Agreement. Nothing in this subsection (c) shall relieve any Lender of its obligation to make Loans in accordance with the terms and conditions of this Agreement or relieve any Lender from responsibility for default by it in such obligation.

         Section 2.05. Registry; Notes. (a) The Administrative Agent shall maintain a register (the "REGISTER") in which it will record the Commitment of each Lender, each Loan made by each Lender and each repayment of any Loan. Any such recordation by the Administrative Agent in the Register shall be conclusive, absent manifest error. Each Lender shall record in its internal records the foregoing information as to its own Commitment and Loans. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligations hereunder in respect of the Loans.

         (b) Each Lender may, by notice to the Borrower and the Administrative Agent, request (i) that its Loans be evidenced by a single Note payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Loans or (ii) that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with any appropriate modifications to reflect the fact that it evidences solely Loans of a particular type. Each reference in this Agreement to the "NOTE" of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

         Section 2.06. Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Termination Date.

         (b) Each Competitive Bid Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the last day of the Interest Period applicable thereto.

         Section 2.07. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate plus the Base Rate Margin for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date and on the Termination Date and, with respect to the principal amount of any Base Rate Loan that is prepaid or converted to a Euro-Dollar Loan, on the date of such prepayment or conversion.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof and, with respect to the principal amount of any Euro-Dollar Loan that is prepaid or converted to a Base Rate Loan, on the date of such prepayment or conversion. The "LONDON INTERBANK OFFERED RATE" applicable to any Interest Period means (a) the offered rate for dollar deposits, for a period approximately equal to such Interest Period and, if the amount is so quoted, in an amount approximately equal to the average principal amount of the applicable Loans, quoted on the second Euro-dollar Business Day prior to the first day of such Interest Period, as such rate appears on the display designated as page "3750" on the Telerate service (or such other page as may replace page "3750" on the Telerate service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits) ("TELERATE PAGE 3750") as of 11:00 A.M. (London time) on such date, (b) if, as of 11:00A.M. (London time) on any such date such rate does not appear on the Telerate Page 3750, the arithmetic mean (adjusted, if necessary, to the nearest 1/16th of 1%), of the offered rates for dollar deposits, for a period approximately equal to such Interest Period quoted on the second Euro-Dollar Business Day prior to the first day of such Interest Period, as such rates appear on the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the "LIBO" page on that service for the purpose of displaying London interbank offered rates of major banks) ("REUTERS SCREEN LIBO PAGE") as of 11:00 A.M. (London time) on such date, or (c) if neither of the above rates is available (and in the case of clause (b), if on any such date at least two such rates do not appear on the Reuters Screen LIBO page), the average (adjusted, if necessary, to the next higher 1/16th of 1%) of the respective rates per annum at which deposits in dollars are offered to the Reference Bank in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

         (c) Subject to Section 8.01, each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.07(b) as if the related Competitive Bid LIBOR Borrowing were a Euro-Dollar Borrowing) plus (or minus) the Competitive Bid Margin quoted by the Lender making such Loan in accordance with Section 2.03. Each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Lender making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

         (d) Any overdue principal of and interest on any Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the Base Rate plus the Base Rate Margin for such day.

         (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall promptly notify the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

         (f) The Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If the Reference Bank does not furnish a timely quotation, the provisions of Section
8.01 shall apply.

         Section 2.08. Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.08(d) and the provisions of Article 8), as follows:

                  (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

                  (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day, or may elect to continue such Loans as Euro-Dollar Loans, as of the end of any Interest Period applicable thereto, for an additional Interest Period, subject to Section 2.13 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a "NOTICE OF INTEREST RATE ELECTION") to the Administrative Agent not later than 12:00 Noon (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $5,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

         (b) Each Notice of Interest Rate Election shall specify:

                  (i) the Group of Loans (or portion thereof) to which such notice applies;

                  (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.08(a);

                  (iii) if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

                  (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

         (c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.08(a), the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

         (d) The Borrower shall not be entitled to elect to convert any Committed Loans to, or continue any Committed Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $5,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

         (e) If any Committed Loan is converted to a different Type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

         (f) A continuation or conversion pursuant to this Section 2.08(a) is not a Borrowing subject to Section 3.02.

         Section 2.09. Fees. (a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in proportion to their Credit Exposures, a facility fee calculated for each day at the Facility Fee Rate for such day (determined in accordance with the Pricing Schedule) on the aggregate amount of the Credit Exposures on such day. Such facility fee shall accrue for each day from and including the Effective Date to but excluding the day on which the Credit Exposures are reduced to zero.

         (b) The Borrower shall pay to the Administrative Agent (i) for the account of the Lenders ratably a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit at a rate per annum equal to the Euro-Dollar Margin for such day and (ii) for the account of each Issuing Bank a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Bank at a rate per annum as mutually agreed between the Borrower and such Issuing Bank.

         (c) Fees accrued for the account of the Lenders under this Section shall be payable quarterly in arrears on each Quarterly Payment Date and on the day on which the Commitments terminate in their entirety (and, if later, on the day on which the Credit Exposures are reduced to zero).

         Section 2.10. Termination or Reduction of Commitments. (a) The Borrower may, upon at least three Domestic Business Days' notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time, or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the Total Outstanding Amount. Promptly after receiving a notice pursuant to this subsection, the Administrative Agent shall notify each Lender of the contents thereof.

         (b) Unless previously terminated, the Commitments shall terminate in their entirety on the Termination Date.

         Section 2.11. Optional Prepayments. (a) Subject in the case of Fixed Rate Loans to Section 2.13, the Borrower may (i) upon at least one Domestic Business Day's notice to the Administrative Agent, prepay any Group of Base Rate Loans (or any Competitive Bid Borrowing bearing interest at the Prime Rate pursuant to Section 8.01) or (ii) upon at least three Euro-Dollar Business Days' notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger integral multiple of $1,000,000, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans (or such Competitive Bid Borrowing).

         (b) Except as provided in Section 2.11(a) or 2.17, the Borrower may not prepay all or any portion of the principal amount of any Competitive Bid Loan before the maturity thereof without the express written consent of the Lender making such Loan.

         (c) Promptly after receiving a notice of prepayment pursuant to this Section, the Administrative Agent shall notify each Lender of the contents thereof and of such Lender's ratable share (if any) of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

         Section 2.12. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans, of Letter of Credit Liabilities and interest thereon and of fees hereunder not later than 2:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01 and without reduction by reason of any set-off or counterclaim. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Competitive Bid Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

         (b) Unless the Borrower notifies the Administrative Agent before the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance on such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such payment shall not have been so made by the Borrower, each Lender shall repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

         Section 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a different type of Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loan after notice has been given to any Lender in accordance with Section 2.04(a), 2.08(c) or 2.11(c), the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. Such certificate shall be accompanied by such information as the Borrower may reasonably request as to the computation set forth therein.

         Section 2.14. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

         Section 2.15. Letters of Credit.

         (a) Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, and so long as no Stop Issuance Notice is in effect, each Issuing Bank agrees to issue Letters of Credit from time to time before the Letter of Credit Termination Date upon the request of the Borrower; provided that, immediately after each Letter of Credit is issued (i) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments and
(ii) the aggregate amount of the Letter of Credit Liabilities shall not exceed $50,000,000. Upon the date of issuance by an Issuing Bank of a Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Commitment bears to the aggregate Commitments.

         (b) Method for Issuance; Terms; Extensions.

                  (i) The Borrower shall give the Issuing Bank notice at least three Domestic Business Days (or such shorter notice as may be acceptable to the Issuing Bank in its discretion) prior to the requested issuance of a Letter of Credit (or, in the case of renewal or extension, prior to the Issuing Bank's deadline for notice of nonextension) specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a "NOTICE OF ISSUANCE"). Upon receipt of a Notice of Issuance, the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender's participation in such Letter of Credit.

                  (ii) The obligation of the Issuing Bank to issue each Letter of Credit shall, in addition to the conditions precedent set forth in
         Section 3.02, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested. The Borrower shall also pay to the Issuing Bank for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the Issuing Bank.

                  (iii) The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Bank, the Issuing Bank shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. No Letter of Credit shall have a term beyond the Letter of Credit Termination Date; provided that a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Bank; provided further that no Letter of Credit shall have a term extending or be so extendible beyond the Letter of Credit Termination Date.

         (c) Payments; Reimbursement Obligations.

                  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by the Issuing Bank (the "PAYMENT DATE"). The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Such reimbursement shall be due on the Payment Date; provided that no such payment shall be due from the Borrower any earlier than the date of receipt by it of notice of its obligation to make such payment (or, if such notice is received by the Borrower after 9:00 A.M. (New York City time) on any date, on the next succeeding Domestic Business Day); provided further that if and to the extent any such reimbursement is not made by the Borrower in accordance with this clause (i) or clause (ii) on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such reimbursement obligation shall bear interest, payable on demand, for each day from and including the

         Payment Date to but not including the date such reimbursement obligation is paid in full at a rate per annum equal to the rate applicable to Base Rate Loans for such day.

                  (ii) All such amounts paid by the Issuing Bank and remaining unpaid by the Borrower (a "REIMBURSEMENT OBLIGATION") shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing pursuant to Section 3.02, and unless the Borrower otherwise instructs the Administrative Agent by 10:00 A.M. (New York City time) on the date payment is due from the Borrower, convert automatically to Base Rate Loans on the date such Reimbursement Obligation arises. The Administrative Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 10:30 A.M. (New York City time) on such date requesting each Lender to make, and each Lender hereby agrees to make, a Base Rate Loan, in an amount equal to such Lender's Percentage of the Reimbursement Obligation with respect to which such notice relates. Each Lender shall make such Loan available to the Administrative Agent at its address specified in or pursuant to
         Section 9.01 in immediately available funds, not later than 12:00 Noon (New York City time), on the date specified in such notice. The Administrative Agent shall pay the proceeds of such Loans to the Issuing Bank, which shall immediately apply such proceeds to repay the Reimbursement Obligation.

                  (iii) To the extent the Reimbursement Obligation is not refunded by a Lender pursuant to clause (ii) above, such Lender will pay to the Administrative Agent, for the account of the Issuing Bank, immediately upon the Issuing Bank's demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Lender's Percentage of such Reimbursement Obligation, together with interest on such amount for each day from the date of the Issuing Bank's demand for such payment (or, if such demand is made after 1:00 P.M. (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for the first three Domestic Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day. The Issuing Bank will pay to each Lender ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Issuing Bank in respect of such Letter of Credit pursuant hereto; provided that in the event such payment received by the Issuing Bank is required to be returned, such

         Lender will return to the Issuing Bank any portion thereof previously distributed to it by the Issuing Bank.

         (d) Obligations Absolute. The obligations of the Borrower and each Lender under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

                  (i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

                  (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

                  (iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

                  (iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

                  (v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                  (vi) payment under a Letter of Credit against presentation to the Issuing Bank of documents that do not comply with the terms of such Letter of Credit; provided that this clause (vi) shall not limit the rights of the Borrower under Section 2.15(e)(ii); or

                  (vii) any other act or omission to act or delay of any kind by any Lender (including the Issuing Bank), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of or defense to the Borrower's or the Lender's obligations hereunder.

         (e) Indemnification; Expenses.

                  (i) Borrower hereby indemnifies and holds harmless each Lender (including each Issuing Bank) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with the execution and delivery or transfer of, or payment or failure to make payment under, a Letter of Credit issued pursuant to this Section 2.15; provided that the Borrower shall not be required to indemnify any Lender (including any Issuing Bank), or the Administrative Agent, for any claims, damages, losses, liabilities, costs or expenses, to the extent caused by the gross negligence or willful misconduct of such Person or, with respect to any Issuing Bank, to the extent caused by the Issuing Bank's failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit.

                  (ii) None of the Lenders (including an Issuing Bank) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above; provided that, notwithstanding Section 2.15(d), the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent caused by (x) subject to the following sentence, the Issuing Bank's gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Bank's failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

                  (iii) Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Bank as required by this subsection, the Lenders agree to do so ratably in accordance with their Commitments.

         Section 2.16. Stop Issuance Notice. If the Required Lenders determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Lenders may request that the Administrative Agent issue a "STOP ISSUANCE NOTICE", and the Administrative Agent shall issue such notice to each Issuing Bank. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Lenders that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in
Section 3.02 are satisfied; provided that the Administrative Agent and the Issuing Banks may and shall conclusively rely on any Stop Issuance Notice while it remains in effect.

         Section 2.17. Regulation D Compensation. Each Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii)the applicable London Interbank Offered Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section 2.17.

         "EURO-DOLLAR RESERVE PERCENTAGE" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

         Section 2.18. Increased Commitments; Additional Lenders.

         (a) Subsequent to the Effective Date (but not more than twice in any calendar year), the Borrower may, upon at least 30 days' notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), propose to increase the aggregate amount of the Commitments by an amount which (i) is a multiple of $10,000,000 and (ii) when combined with the aggregate amount by which the Commitments have theretofore been increased pursuant to this Section 2.18, does not exceed $100,000,000 (the amount of any such increase, the "INCREASED COMMITMENTS"); provided that no Default shall have occurred and be continuing. Each Lender party to this Agreement at such time shall have the right (but no obligation), for a period of 15 days following receipt of such notice, to elect by notice to the Borrower and the Administrative Agent to increase its Commitment by a principal amount which bears the same ratio to the Increased Commitments as its then Commitment bears to the aggregate Commitments then existing. If a Lender does not respond to such notice within such period, such Lender shall be deemed to have elected not to increase its Commitment pursuant to this Section 2.18 at such time.

         (b) If any Lender party to this Agreement shall not elect to increase its Commitment pursuant to subsection (a) of this Section, the Borrower may, within 30 days of the Lenders' response, designate one or more of the existing Lenders or other financial institutions acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld or delayed), the Issuing Banks and the Borrower which at the time agree to (i) in the case of any such Person that is an existing Lender, increase its Commitment and (ii) in the case of any other such Person (an "ADDITIONAL LENDER"), become a party to this Agreement. The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.

         (c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.18 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Administrative Agent may reasonably request.

         (d) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.18 that is not pro rata among all Lenders, (i) the respective Letter of Credit Liabilities of the Lenders shall be redetermined as of the effective date of such increase and (ii) within five Domestic Business Days, in the case of any Group of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Group of Euro-Dollar Loans then outstanding, the Borrower shall prepay such Group in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall reborrow Committed Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Committed Loans are held by the Lenders in such proportion.

                                    ARTICLE 3
                                   CONDITIONS

         Section 3.01. Effectiveness. The Commitments shall become effective only when all the following conditions have been satisfied:

         (a) the Administrative Agent shall have received, from each party listed on the signature pages hereof, either a counterpart hereof signed by such party or facsimile or other written confirmation satisfactory to the Administrative Agent confirming that such party has signed a counterpart hereof;

         (b) the Administrative Agent shall have received an opinion of the General Counsel of the Borrower, substantially in the form of Exhibit F hereto, and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

         (c) the Administrative Agent shall have received an opinion of Davis Polk & Wardwell, special counsel for the Administrative Agent, substantially in the form of Exhibit G hereto, and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

         (d) the Borrower shall have paid to the Administrative Agent for the account of each Lender a fee in the amount heretofore mutually agreed;

         (e) the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent; and

         (f) the Administrative Agent shall have received evidence satisfactory to it that the commitments under the Existing Credit Agreement shall have terminated and that all principal of any loans outstanding under, and all accrued interest and fees under, the Existing Credit Agreement shall have been paid in full;

provided that the Commitments shall not become effective unless all of the foregoing conditions are satisfied not later than August 30, 2002. Promptly after the Effective Date occurs, the Administrative Agent shall notify the Borrower and the Lenders thereof, and such notice shall be conclusive and binding on all parties hereto.

         Section 3.02. Borrowings and Issuances of Letters of Credit. The obligation of any Lender to make a Loan on the occasion of any Borrowing, and the obligation of an Issuing Bank to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction of the following conditions:

         (a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or 2.03, or receipt by the Issuing Bank of a Notice of Issuance as required by Section 2.15(b), as the case may be;

         (b) the fact that, immediately after such Borrowing or issuance, no Default shall exist; and

         (c) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true in all material respects on and as of the date of such Borrowing or issuance.

Each Borrowing and each issuance or extension of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the facts specified in the foregoing clauses 3.02(b) and 3.02(c).

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants that:

         Section 4.01. Corporate Existence and Power. The Borrower and each Significant Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has all power and authority to carry on its business as now being conducted and to own its properties, and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which the failure to qualify would materially and adversely affect the conduct of its business or the enforceability of its contractual rights.

         Section 4.02. Corporate Authorization. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate power, have been duly authorized by all necessary corporate action and will not contravene, or constitute a default under, any provision of applicable law or regulation or of the Restated Certificate of Incorporation or By-Laws of the Borrower, or of any judgment, order, decree, agreement or instrument binding on the Borrower or result in the creation of any Lien upon any of its property or assets.

         Section 4.03. Binding Effect. This Agreement constitutes, and the Notes when duly executed on behalf of the Borrower and delivered in accordance with this Agreement will constitute, the valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

         Section 4.04. Financial Information.

         (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of July 28, 2001 and the related consolidated statements of operations and cash flows for the fiscal year then ended, reported on by Deloitte & Touche and set forth in the Borrower's 2001 Annual Report to Shareholders and incorporated by reference in the Borrower's 2001 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

         (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of April 27, 2002 and the related unaudited consolidated statements of operations and cash flows for the 39 weeks then ended, set forth in the Borrower's quarterly report for the fiscal quarter ended April 27, 2002 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such 39-week period (subject to normal year-end adjustments).

         (c) Since July 28, 2001 there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

         Section 4.05. Litigation. There are no actions, suits or proceedings pending against or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any Significant Subsidiary in any court or before or by any governmental department, agency or instrumentality, in which there is a reasonable possibility of an adverse decision which would materially and adversely affect the financial condition or business of the Borrower and its Subsidiaries, taken as a whole.

         Section 4.06. Governmental and Other Approvals. No approval, consent or authorization of or filing or registration with any governmental authority or body is necessary for the execution, delivery or performance by the Borrower of this Agreement or the Notes or for the performance by the Borrower of any of the terms or conditions hereof or thereof.

         Section 4.07. Full Disclosure. All financial statements and other documents furnished by the Borrower to the Lenders in connection with this Agreement do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. The Borrower has disclosed to the Lenders in writing any and all facts which materially and adversely affect the business, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries or the Borrower's ability to perform its obligations under this Agreement.

         Section 4.08. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

         Section 4.09. Taxes. United States Federal income tax returns of the Borrower and its Subsidiaries have been closed through the fiscal year ended August 1, 1998. The Borrower and its Subsidiaries have filed all United States Federal income tax returns, and the Borrower and its Significant Subsidiaries have filed all other material tax returns, which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Significant Subsidiary except where the payment of any such taxes is being contested in good faith by appropriate proceedings.

The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

         Section 4.10. Environmental Matters. The Borrower has reasonably concluded that the costs of compliance with Environmental Laws are unlikely to have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

                                    ARTICLE 5
                                    COVENANTS

         The Borrower agrees that, so long as any Lender has any Credit Exposure hereunder:

         Section 5.01. Furnishing of Financial Data and Certificates. The Borrower will deliver to each of the Lenders:

         (a) As soon as practicable, and in any event within 55 days after the close of each of the first three quarters of each fiscal year of the Borrower,
(i) the condensed consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter, (ii) the condensed consolidated statement of operations of the Borrower and its Consolidated Subsidiaries for such quarter and for the portion of such fiscal year to and including such quarter and (iii) the condensed consolidated statements of cash flows of the Borrower and its Consolidated Subsidiaries for the portion of such fiscal year to and including such quarter, each of the foregoing to set forth in comparative form the corresponding figures of the previous year and to be in reasonable detail and certified by a financial officer of the Borrower, subject to year-end audit adjustments; delivery by the Borrower of its Quarterly Reports on Form 10-Q shall be deemed compliance with this provision;

         (b) As soon as practicable, and in any event within 120 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, (ii) the consolidated statement of operations of the Borrower and its Consolidated Subsidiaries for such fiscal year and (iii) the consolidated statements of cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, each of the foregoing to set forth in comparative form the corresponding figures of the previous year and to be in reasonable detail and audited and certified by Deloitte & Touche or other certified public accountants of nationally recognized standing reasonably satisfactory to the Lenders; delivery by the Borrower of its Annual Reports on Form 10-K (together with its annual report to shareholders, if incorporated by reference therein) shall be deemed compliance with this provision;

         (c) Promptly after sending or filing, copies of all financial statements, reports, notices and proxy statements as it shall send to its shareholders, and of all periodic reports filed by the Borrower with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any of its functions;

         (d) Within five Domestic Business Days after any executive officer of the Borrower becomes aware of any Default, if such Default is then continuing, a certificate of a financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and

         (e) Such other information (which is readily obtainable by the Borrower without incurring any undue expense) regarding the financial condition of the Borrower as any Lender may reasonably request.

Together with each delivery of financial statements required by clauses (a) and
(b) above, the Borrower will deliver to the Lenders a certificate of a financial officer stating that to the best of his knowledge there exists no Default or, if any Default exists, specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto. The certificate delivered in conjunction with each delivery of annual and quarterly financial statements shall in addition demonstrate in reasonable detail compliance during the preceding fiscal period with Sections 5.08, 5.09 and 5.10(k).

Each certificate of independent certified public accountants delivered with the financial statements required by clause (b) above shall be accompanied by a written statement of such accountants that, in conducting the examination necessary to the giving of such certificate, they have obtained no knowledge of the existence during the fiscal period under examination of any condition, event or act which constitutes a Default (insofar as such a condition, event or act relates to accounting matters), or if in the opinion of such accountants there shall exist any Default, such statement shall specify the nature thereof.

Information required to be delivered pursuant to clauses (a), (b) and (c) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower's website on the Internet at www.neimanmarcus.com, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that the Borrower shall deliver paper copies of the information referred to in clauses (a), (b) and (c) above to any Lender which requests such delivery.

         Section 5.02. Payment of Taxes. The Borrower will, and will cause each Subsidiary to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Borrower or any Subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith and if the Borrower or a Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principles.

         Section 5.03. Maintenance of Corporate Existence; Compliance with Laws.
(a) The Borrower will preserve and maintain its corporate existence.

         (b) The Borrower will, and will cause each Subsidiary to, conduct its affairs and carry on its business and operations in such manner as to comply with any and all applicable laws (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except (i) where the necessity of compliance therewith is being contested in good faith or (ii) where the failure of compliance therewith could not reasonably be expected to have, individually or in the aggregate, a material adverse change in the business, assets, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

         Section 5.04. Maintenance of Property and Leases. The Borrower will, and will cause each Subsidiary to, keep its properties, whether owned or leased, in satisfactory repair, working order and condition, except where the failure to keep such properties in such condition could not reasonably be expected to have, individually or in the aggregate, a material adverse change in the business, assets, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

         Section 5.05. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurers insurance against liability to persons and damage to property to the extent and in the manner customary for companies of like size in similar businesses, it being understood that the Borrower may self-insure against exposures which, in the judgment of its management, are reasonable in relation to its financial position. The Borrower will deliver to the Lenders from time to time upon request of any Lender through the Administrative Agent full information as to the insurance so carried.

         Section 5.06. Accounts and Reports. The Borrower will, and will cause each Subsidiary to, keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its businesses and affairs, in accordance with generally accepted accounting principles consistently applied.

         Section 5.07. Inspection. Each Lender or its designee shall have the right, at its expense, on reasonable notice (given to a senior financial officer of the Borrower) and at reasonable times to visit and inspect the properties of the Borrower and its Subsidiaries and to discuss the financial affairs of the Borrower and its Subsidiaries with the Borrower's senior officers and will be furnished from the books of the Borrower and its Subsidiaries such financial information as it may reasonably request and upon such reasonable conditions relating to confidentiality of the material and information so supplied as the Borrower might impose. Each Lender shall respect the confidential nature of the material and information so supplied and shall take reasonable measures to preserve such confidentiality. It is understood that a Lender may be required to disclose such confidential material and information or portions thereof (1) at the request of a bank regulatory agency or in connection with an examination of the Lender by bank examiners, (2) pursuant to subpoena or other court process,
(3) at the express direction of any other authorized government agency, (4) to its independent auditors or (5) otherwise as required by law.

         Section 5.08. Coverage of Consolidated Fixed Charges. The Fixed Charge Coverage Ratio will not at the end of any fiscal quarter be less than 2.75 to 1.

         Section 5.09. Leverage Ratio. The Leverage Ratio will at no time exceed 60%.

         Section 5.10. Restrictions on Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property or assets now owned or hereafter acquired, except:

         (a) Liens existing on the date hereof securing Debt outstanding on the date hereof;

         (b) Liens incidental to the conduct of its business or the ownership of its properties and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit or the incurrence of Derivatives Obligations and which do not materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

         (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset; provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition or completion of construction thereof;

         (d) Liens incurred in connection with Guarantees of bonds, notes or other similar obligations of a state, city, town or other governmental agency or entity which obligations are issued in order to finance property used or to be used by the Borrower or any Subsidiary, and Liens incurred in connection with the acquisition of, or improvements to, real estate; provided, however, that no such Lien shall extend to or cover any property other than the property so acquired or improved;

         (e) any Lien existing on any assets of any corporation or other entity at the time it becomes a Subsidiary and not created in contemplation of such corporation becoming a Subsidiary, or existing on any assets acquired by the Borrower or any Subsidiary through purchase, merger, consolidation, or otherwise and not created in contemplation of such purchase, merger, consolidation or other transaction;

         (f) any Lien resulting from any order of attachment, distraint or other legal process arising out of judicial proceedings so long as the execution or other enforcement thereof is effectively stayed;

         (g) Liens on shares of capital stock or property of a Subsidiary securing obligations owing by such Subsidiary to the Borrower or to another Subsidiary;

         (h) Liens arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by this Section 5.10; provided that such Debt is not increased and is not secured by any additional assets;

         (i) Liens to banks or other institutions arising in connection with the issuance of letters of credit or bankers' acceptances in connection with the shipment or storage of goods in the ordinary course of business;

         (j) Liens on cash and cash equivalents securing Derivatives Obligations; provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $25,000,000; and

         (k) Liens not otherwise permitted by any of the foregoing clauses of this Section 5.10 (i) covering assets other than inventory of the Borrower or a Restricted Subsidiary and (ii) securing Debt in an aggregate principal amount at any time outstanding not to exceed 15% of Consolidated Net Assets.

         Section 5.11. Restrictions on Sales, Consolidations and Mergers.

         (a) The Borrower will not sell, lease or in any way dispose of all, or substantially all, of its property or assets to any other Person, nor will the Borrower consolidate or merge with or into any other Person; provided that this
Section 5.11 shall not prevent any merger involving the Borrower in which the Borrower is the surviving corporation if, at the time of, and after giving effect to any such merger, no Default shall have occurred and be continuing.

         (b) Neither the Borrower nor any Subsidiary will sell, lease or otherwise dispose of any of its property or assets, except (i) in the ordinary course of its business, (ii) to the Borrower or any Subsidiary, (iii) in connection with a Securitization Transaction or a Sale-Leaseback Transaction or
(iv) other dispositions of property or assets, provided that the aggregate book value of the property or assets so disposed of pursuant to this clause (iv) in any fiscal year shall not exceed 20% of the consolidated assets of the Borrower and its Consolidated Subsidiaries as at the last day of the preceding fiscal year.

         (c) The aggregate outstanding principal amount of Debt deemed incurred in respect of Securitization Transactions pursuant to Section 1.02(b) shall at no time exceed $400,000,000.

         Section 5.12. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any Investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate; provided, however, that the foregoing provisions of this Section shall not prohibit (a) the Borrower from declaring or paying any lawful dividend so long as after giving effect thereto, no Default shall have occurred and be continuing or (b) the Borrower or any Subsidiary from engaging in any commercial transaction with an Affiliate so long as such transaction is on terms and conditions at least as favorable to the Borrower or such Subsidiary as the terms and conditions which would apply in a similar transaction with a Person that is not an Affiliate; provided further that a transaction permitted by this Section may nonetheless give rise to an Event of Default under another Section of this Agreement.

         Section 5.13. Restriction on Debt of Subsidiaries. The Borrower will not permit any of its Subsidiaries to incur or at any time be liable with respect to any Debt, except (a) Debt owing to the Borrower or any Wholly-Owned Subsidiary, (b) Debt which is secured by a Lien permitted by Section 5.10, (c) Debt of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event, (d) Debt of Subsidiaries not otherwise permitted by any of the foregoing clauses in an aggregate principal amount at any time outstanding not to exceed $25,000,000, (e) Debt of Subsidiaries outstanding on the date of this Agreement and (f) Debt arising out of any extension, renewal or replacement of any Debt permitted by clauses (b),
(c) and (e) above that does not increase the outstanding principal amount thereof.

         Section 5.14. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

         Section 5.15. Restricted Payments. The aggregate purchase price paid by the Borrower and its Subsidiaries during the term of this Agreement for the purchase or other acquisition of outstanding shares of common stock of the Borrower shall not exceed the sum of (i) $150,000,000 plus (ii) an amount equal to 25% of the consolidated net income of the Borrower and its Consolidated Subsidiaries for the period from August 3, 2002 through the end of the then most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 (treated for this purpose as a single accounting period).

         Section 5.16. Restrictive Agreements. Neither the Borrower nor any Restricted Subsidiary will, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the Borrower or any Restricted Subsidiary to create or permit to exist any Lien on any of its inventory or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Debt of the Borrower or any other Restricted Subsidiary; provided that (1) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (2) the foregoing shall not apply to restrictions and conditions existing on the date hereof, or any extension or renewal of any such restriction or condition, but shall apply to any amendment or modification expanding the scope of such restriction or condition, (3) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (4) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property securing such Debt and (5) clause (a) of this Section shall not apply to customary provisions in leases restricting the assignment thereof.

                                    ARTICLE 6
                                    DEFAULTS

         Section 6.01. Events of Default. If one or more of the following events ("EVENTS OF DEFAULT") shall have occurred and be continuing:

         (a) the Borrower shall fail to pay when due any principal of any Loan or any Reimbursement Obligation, or shall fail to pay within three days of the due date thereof any interest or fees payable hereunder;

         (b) the Borrower shall fail to observe or perform any covenant contained in Section 5.01(d) or Sections 5.08 to 5.16, inclusive;

         (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender;

         (d) any material representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made), and if the same shall be susceptible of cure, such incorrectness shall not have been cured to the reasonable satisfaction of the Required Lenders within 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender;

         (e) the Borrower or any Subsidiary shall fail to make payment of any Material Financial Obligation when due or within any applicable grace period;

         (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

         (g) the Borrower or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

         (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

         (i) any member of the ERISA Group shall fail to pay when due an amount or amounts (other than amounts being contested in good faith through appropriate proceedings) aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan in a distress termination under Section 4041(c) of ERISA shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000;

         (j) a judgment or order for the payment of money in excess of $25,000,000 shall be rendered against the Borrower or any Significant Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

         (k) (i) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) other than a member of the Smith Family Group shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of more voting stock or total equity capital of the Borrower than that beneficially owned by the Smith Family Group, if such person or group of persons is also the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of at least 30% of either the voting stock or total equity capital of the Borrower or (ii) more than half of the members of the Board of Directors of the Borrower shall be persons who are not Continuing Directors;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Lenders holding more than 50% in aggregate principal amount of the Loans, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

         Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(c) or (d) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

         Section 6.03. Cash Cover. The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of Lenders having more than 50% of the Letter of Credit Liabilities, pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the aggregate amount available for drawing under all Letters of Credit outstanding at such time; provided that, upon the occurrence of any Event of Default specified in
Section 6.01(g) or 6.01(h) with respect to the Borrower, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.

                                    ARTICLE 7
                                   THE AGENTS

         Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with all such powers as are reasonably incidental thereto.

         Section 7.02. Agents and Affiliates. Each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not one of the Agents. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not one of the Agents.

         Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

         Section 7.04. Consultation With Experts. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         Section 7.05. Liability of Agents. None of the Agents, their affiliates and their respective directors, officers, agents and employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders (or such different number of Lenders as any provision hereof expressly requires for such consent or request) or (ii) in the absence of its own gross negligence or willful misconduct; provided that the provisions of this sentence are for the sole benefit of the Agents, their affiliates and their respective directors, officers, agents and employees and shall not release any Lender from liability it would otherwise have to the Borrower. None of the Agents, their affiliates and their respective directors, officers, agents and employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in
Article 3 except, in the case of the Administrative Agent, receipt of items required to be delivered to it; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term "AGENT" in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

         Section 7.06. Indemnification. The Lenders shall, ratably in proportion to their Credit Exposures, indemnify each Agent and Issuing Bank, their respective affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any Letter of Credit or any action taken or omitted by such indemnitees hereunder or thereunder.

         Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance on any other Lender Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on any other Lender Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

         Section 7.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Borrower shall have the right to appoint a successor Administrative Agent from among the Lenders, subject to the approval of the Required Lenders, which shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Borrower and approved by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent resigns as Administrative Agent hereunder, the provisions of this Article shall inure to its benefit as to actions taken or omitted to be taken by it while it was Administrative Agent.

         Section 7.09. Administrative Agent's Fee. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon by the Borrower and the Administrative Agent.

         Section 7.10. Syndication Agents. The Syndication Agents, in their capacity as such, shall not have any duties or obligations of any kind under this Agreement.

                                    ARTICLE 8
                             CHANGE IN CIRCUMSTANCES

         Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan or Competitive Bid LIBOR Loan:

         (a) the Administrative Agent is advised by the Reference Bank that deposits in dollars (in the applicable amounts) are not being offered to the Reference Bank in the London interbank market for such Interest Period, or

         (b) in the case of Euro-Dollar Loans, Lenders having 50% or more of the aggregate principal amount of the affected Loans advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least one Domestic Business Day before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Committed Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Fixed Rate Borrowing is a Competitive Bid LIBOR Borrowing, the Competitive Bid LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

         Section 8.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either
(a) on the last day of the
then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

         Section 8.03. Increased Cost and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Committed Loan or any Letter of Credit or any obligation to make Committed Loans or to issue or participate in Letters of Credit or (y) the date of the related Competitive Bid Quote, in the case of any Competitive Bid Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement with respect to which such Lender is entitled to compensation for the relevant Interest Period under
Section 2.17), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Fixed Rate Loans, its Notes, its participation in the Letters of Credit or its obligation to make Fixed Rate Loans or to issue or participate in Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan or of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Lender to be material, then, within 30 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

         (b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender's obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 30 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

         (c) Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Each such certificate shall be accompanied by such information as the Borrower may reasonably request as to the computation set forth therein. No payment made to any Lender under this Section shall duplicate any other payments made to such Lender under any other provision of this Agreement.

         Section 8.04. Taxes. (a) For the purposes of this Section 8.04, the following terms have the following meanings:

         "TAXES" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located and (ii) in the case of each Lender, any United States withholding tax imposed with respect to any payment by the Borrower pursuant to this Agreement or under any Note, but only up to the rate (if any) at which United States withholding tax would apply to such payments to such Lender at the time such Lender first becomes a party to this Agreement.

         "OTHER TAXES" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

         (b) Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions for any Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

         (c) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 30 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.

         (d) Each Lender organized under the laws of a jurisdiction outside the United States shall provide the Borrower and the Administrative Agent with Internal Revenue Service Form W-8BEN, W-8ECI, or other type of W-8, as appropriate, or any successor form prescribed by the Internal Revenue Service:
(i) on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, (ii) from time to time on reasonable request, and (iii) at any time that a change of circumstances occurs that makes any information on the form so provided incorrect, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Lender from United States withholding tax or reduces to zero the rate of withholding tax on payments under this Agreement or under any Note or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. Further, each such Lender that is not an exempt recipient listed in Treasury Regulation 1.6049-4(c)(1) shall provide the Borrower and the Administrative Agent with Internal Revenue Service Form W-8 or W-9, as appropriate, or other successor form prescribed by the Internal Revenue Service, certifying that it is exempt from United States back-up withholding.

         (e) For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate forms pursuant to
Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.04(d) or (c) with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

         (f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section, then such Lender will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

         Section 8.05. Base Rate Loans Substituted for Affected Fixed Rate. If
(i) the obligation of any Lender to make, or convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders). If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

         Section 8.06. Substitution of Bank. If (i) the obligation of any Lender to make, or to convert or continue outstanding Loans as or into, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04, the Borrower shall have the right, with the assistance of the Administrative Agent, to designate a substitute bank or banks (which may be one or more of the Lenders) mutually satisfactory to the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld or delayed) to purchase (and, if such right is exercised, such Lender shall sell and assign) for cash, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit H hereto, the outstanding Loans (including any Competitive Bid Loans) and Letter of Credit Liabilities of such Lender and assume the Commitment of such Lender, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the principal amount of all of such Lender's outstanding Loans and Letter of Credit Liabilities plus any accrued but unpaid interest or fees thereon and the accrued but unpaid fees in respect of such Lender's Commitment hereunder plus such amount, if any, as would be payable pursuant to Section 2.13 if the outstanding Loans of such Lender were prepaid in their entirety on the date of consummation of such assignment.

                                    ARTICLE 9
                                  MISCELLANEOUS

         Section 9.01. Notices. (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile or similar writing) and shall be given to such party: (i) in the case of the Borrower or the Administrative Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (ii) in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (iii) in the case of any party, at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (A) if given by telex, when transmitted to the telex number referred to in this Section and the appropriate answerback is received, (B) if given by facsimile, when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received, (C) if given by mail or by any other means, when delivered at the address referred to in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

         (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

         Section 9.02. No Waivers. No failure or delay by any Lender Party in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 9.03. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agents, including reasonable fees and disbursements of special counsel for the Agents, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by each Lender Party, including (without duplication) the reasonable fees and disbursements of outside counsel and the reasonable allocated cost of inside counsel, in connection with such Event of Default and any collection, bankruptcy, insolvency, reorganization or other enforcement proceedings resulting therefrom; provided that each Lender Party shall use reasonable efforts to avoid inappropriate duplication of expense in connection with any matter for which the Borrower is responsible under this Section 9.03(a).

         (b) The Borrower agrees to indemnify each Lender Party, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "INDEMNITEE") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction; provided further that each Lender Party shall use reasonable efforts to avoid inappropriate duplication of expense in connection with any matter for which the Borrower is responsible under this Section 9.03(b).

         Section 9.04. Sharing. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest then due with respect to the Loans and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder.

         Section 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of any Issuing Bank or Agent are affected thereby, by it); provided that no such amendment or waiver shall:

         (a) (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all the Lenders) or subject any Lender to any additional obligation without the written consent of such Lender, (ii) reduce the principal of or interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or any fees hereunder or for the termination of any Commitment, or (except as expressly provided in Section 2.15) the expiry date of any Letter of Credit, without the written consent of each Lender affected thereby, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, including this Section 9.05(a), without the written consent of each Lender, or
(v) change the provisions of Section 9.04, without the written consent of each Lender; or

         (b) unless signed by a Designated Lender or its Designating Lender, (i) subject such Designated Lender to any additional obligation, (ii) affect its rights hereunder (unless the rights of all the Lenders hereunder are similarly affected) or (iii) change this Section 9.05(b).

For avoidance of doubt, the operation of Section 2.18 in accordance with its terms is not an amendment subject to this Section 9.05.

         Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (except as provided in Section 5.07) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

         (b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and Letter of Credit Liabilities at the time owing to it); provided that (i) the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, except that this clause (i) shall not apply to an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it; (ii) each of the Administrative Agent and (so long as no Event of Default exists) the Borrower shall consent to such assignment (each such consent not to be unreasonably withheld or delayed), except that no such consent of the Borrower shall be required for an assignment to a Lender or an affiliate of a Lender or an Approved Fund with respect to a Lender; (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans, Letter of Credit Liabilities or the Commitment assigned, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Bid Loans; and
(iv) the parties to each assignment shall execute and deliver to the Administrative Agent and the Borrower an agreement, substantially in the form of Exhibit H hereto (an "ASSIGNMENT AND ASSUMPTION AGREEMENT"), together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 8.03, 8.04 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section. For avoidance of doubt, no assignment by a Lender which is also an Issuing Bank of all or any portion of its Commitment, its Letter of Credit Liabilities or its Loans pursuant to this paragraph (b) shall affect its rights and obligations in its capacity as an Issuing Bank.

         (c) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "PARTICIPANT") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans and/or Letter of Credit Liabilities owing to it); provided that
(i)such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of Section 9.05(a) that affects such Participant. Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.17 and Article 8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Lender, provided such Participant agrees to be subject to Section 9.04 as though it were a Lender.

         (d) An Eligible Assignee or Participant shall not be entitled to receive any greater payment under Section 8.03 or 8.04 than the applicable Lender would have been entitled to receive with respect to the rights assigned or the participation sold to such Participant, unless the assignment to such Eligible Assignee or sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant organized under the laws of a jurisdiction outside the United States shall not be entitled to the benefits of Section 8.03 or 8.04 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 8.03 or 8.04 as though it were a Lender.

         (e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         Section 9.07. Designated Lenders. Subject to the provisions of this Section, any Lender may at any time designate an Approved Fund to provide all or a portion of the Loans to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Borrower and the Administrative Agent consent thereto (which consents shall not be unreasonably withheld). When a Lender and its Approved Fund shall have signed an agreement substantially in the form of Exhibit I hereto (a "DESIGNATION AGREEMENT") and the Borrower and the Administrative Agent shall have signed their respective consents thereto, such Approved Fund shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Loans to be made by such Designating Lender pursuant to Section 2.01 or 2.03, and the making of such Loans or portion thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Loans or portion thereof were made by the Designating Lender. As to any Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Lender, (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of such Designated Lender's obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it and (z) such Designated Lender shall be subject (A) to the limitations of Section 9.06(d) to the same extent as a Participant and (B) to the provisions of Section 9.09. No additional Note shall be required to evidence the Loans or portion thereof made by a Designated Lender; and the Designating Lender shall be deemed to hold its Note as agent for its Designated Lender to the extent of the Loans or portion thereof funded by such Designated Lender. Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender's application of such payments. In addition, any Designated Lender may, with notice to (but without the prior written consent of) the Borrower and the Administrative Agent, assign all or portions of its interest in any Loans to its Designating Lender.

         Section 9.08. No Reliance on Margin Stock. Each Lender represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

         Section 9.09. Confidentiality. Each Lender (including any Designated Lender) and Agent shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any Confidential Information received pursuant to this Agreement except that disclosure of such Confidential Information may be made
(i) to the agents, employees, subsidiaries or affiliates of such Person in connection with its present or prospective business relations with the Borrower arising out of this Agreement; provided that such Person will cause such agents, employees, subsidiaries or affiliates to comply with the provisions of this Section 9.09 with respect to such Confidential Information, (ii) to prospective transferees or purchasers of any interest in the Loans (including any Participant); provided that they have agreed to be bound by the provision of this Section 9.09, (iii) as required by law, regulations, rule, request or order, subpoena, judicial order or similar order and in connection with any litigation; provided that each Lender and the Agent agrees to provide the Borrower with prompt notice of any such requirement to the extent permitted by such requirement so as to permit the Borrower to seek a protective order or other appropriate remedy and (iv) as may be required in connection with the examination, audit or similar investigation of such Person.

         Section 9.10. Governing Law; Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         Section 9.11. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

         Section 9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       THE NEIMAN MARCUS GROUP, INC.


                                       By: /s/ Stacie R. Shirley
                                          --------------------------------------
                                          Title: Vice President

                                       Administrative Agent


                                       JPMORGAN CHASE BANK,
                                       as Administrative Agent and as a Lender


                                       By: /s/ Allen K. King
                                          --------------------------------------
                                          Title: Vice President

                                       Syndication Agents


                                       BANK OF AMERICA, N.A.,
                                       as Syndication Agent and as a Lender


                                       By: /s/ Amy Krovocheck
                                          --------------------------------------
                                          Title: Vice President



                                       BANK ONE, NA,
                                       as Syndication Agent and as a Lender


                                       By: /s/ Catherine A. Muszynski
                                          --------------------------------------
                                          Title: Director



                                       FLEET NATIONAL BANK,
                                       as Syndication Agent and as a Lender


                                       By: /s/ Linda H. Thomas
                                          --------------------------------------
                                          Title: Managing Director

                                       Other Lenders


                                       THE BANK OF NEW YORK


                                       By: /s/ William Barnum
                                          --------------------------------------
                                          Title: Vice President

                                       MELLON BANK, N.A.


                                       By: /s/ Louis E. Flori
                                          --------------------------------------
                                          Title: Vice President

                                       U.S. BANK NATIONAL ASSOCIATION


                                       By: /s/ Amanda Smith
                                          --------------------------------------
                                          Title: Assistant Vice President

                                       COMMERCEBANK, N.A.


                                       By: /s/ Edward P. Tietjen
                                          --------------------------------------
                                          Title: Senior Vice President


                                       By: /s/ Eugene Correa
                                          --------------------------------------
                                          Title: Vice President

                                       WELLS FARGO BANK, N.A.


                                       By: /s/ Mary D. Falck
                                          --------------------------------------
                                          Title: Senior Vice President



                                       By: /s/ Melissa Nachman
                                          --------------------------------------
                                          Title: Vice President

                                       FIRST HAWAIIAN BANK


                                       By: /s/ Charles L. Jenkins
                                          --------------------------------------
                                          Title: Vice President, Manager

                                       ISRAEL DISCOUNT BANK OF NEW YORK


                                       By: /s/ Karen Chen
                                          --------------------------------------
                                          Title: Assistant Manager




                                       By: /s/ Timothy McCurry
                                          --------------------------------------
                                          Title: Assistant Vice President

                               COMMITMENT SCHEDULE



LENDER                                                               COMMITMENT
------                                                              ------------
JPMorgan Chase Bank                                                 $ 47,500,000
Bank of America, N.A.                                               $ 47,500,000
Bank One, NA                                                        $ 40,000,000
Fleet National Bank                                                 $ 40,000,000
The Bank of New York                                                $ 25,000,000
Mellon Bank, N.A.                                                   $ 25,000,000
U.S. Bank National Association                                      $ 25,000,000
Commercebank, N.A.                                                  $ 15,000,000
Wells Fargo Bank, N.A.                                              $ 15,000,000
First Hawaiian Bank                                                 $ 10,000,000
Israel Discount Bank of New York                                    $ 10,000,000
                                                                    ------------
Total                                                               $300,000,000

                           THREE-YEAR PRICING SCHEDULE



         Each of "FACILITY FEE RATE", "EURO-DOLLAR MARGIN" and "BASE RATE MARGIN" means, for any day, the rate (in basis points per annum) set forth below in the row and column corresponding to the Status and Utilization that apply on such day:

                                 Level I     Level II     Level III     Level IV      Level V     Level VI
                                 -------     --------     ---------     --------      -------     --------
FACILITY FEE RATE                  10           15           17.5          22.5         30           50

EURO-DOLLAR MARGIN
Utilization < or = to 33%          40           47.5         70            90          107.5        150
Utilization > 33%                  52.5         60           82.5         102.5        120          162.5

BASE RATE MARGIN
Utilization < or = to 33%          --           --           --            --            7.5         50
Utilization > 33%                  --           --           --             2.5         20           62.5

For purposes of this Schedule, the following terms have the following meanings:

         "LEVEL I STATUS" exists at any date if, at such date, the higher of the two Ratings meets the following level:

         A- or higher by S&P or A3 or higher by Moody's.

         "LEVEL II STATUS" exists at any date if, at such date, (i) Level I Status does not exist and (ii) the higher of the two Ratings meets the following level:

         BBB+ or higher by S&P or Baa1 or higher by Moody's.

         "LEVEL III STATUS" exists at any date if, at such date, (i) neither Level I Status nor Level II Status exists and (ii) the higher of the two Ratings meets the following level:

         BBB or higher by S&P or Baa2 or higher by Moody's.

         "LEVEL IV STATUS" exists at any date if, at such date, (i) none of Level I Status, Level II Status and Level III Status exists and (ii) the higher of the two Ratings meets the following level:

         BBB- or higher by S&P or Baa3 or higher by Moody's.

         "LEVEL V STATUS" exists at any date if, at such date, (i) none of Level I Status, Level II Status, Level III Status and Level IV Status exists and (ii) the higher of the two Ratings meets the following level:

         BB+ or higher by S&P or Ba1 or higher by Moody's.

         "LEVEL VI STATUS" exists at any date if, at such date, no other Status exists.

         "MOODY'S" means Moody's Investors Service, Inc.

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

         "RATING AGENCIES" means Moody's and S&P.

         "RATINGS" means the credit ratings assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement by the Rating Agencies. If there is no rating assigned to debt securities, the corporate credit rating will be used. Any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date. In the case of split ratings from S&P or Moody's, the rating to be used to determine which Pricing Level applies is the higher of the two (e.g., BBB+/Baa2 results in Level II Status); provided that if the split is more than one full rating category, the rating category immediately above the lower of the two rating categories will be used (e.g., BBB+/Baa3 results in Level III Status, as does A-/Baa3).

         "STATUS" refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status exists at any date.

         "UTILIZATION" means, at any date, the percentage equivalent of a fraction, (i) the numerator of which is the sum of the aggregate outstanding principal amount of the Loans and the aggregate Letter of Credit Liabilities at such date (after giving effect to any borrowing, issuance or payment on such date) and the denominator of which is the aggregate amount of the Commitments at such date (after giving effect to any reduction on such date). If for any reason any Lender has any Credit Exposure after termination of the Commitments, Utilization shall be deemed to be 100%.

                                                                       EXHIBIT A

                                      NOTE

                                                              New York, New York
                                                            ___________ __, ____


         For value received, THE NEIMAN MARCUS GROUP, INC., a Delaware corporation (the "BORROWER"), promises to pay to the order of ______________________ (the "LENDER"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement (defined below) on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, 270 Park Avenue, New York, New York.

         The date, amount and maturity of each Loan made by the Lender and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make (or any error in making) any such recordation or endorsement shall not affect the Borrower's obligations hereunder or under the Credit Agreement.

         This note is one of the Notes referred to in the Three-Year Credit Agreement dated as of August 26, 2002 among The Neiman Marcus Group, Inc., the Lenders party thereto, Bank of America, N.A., Bank One, NA and Fleet National Bank, as Syndication Agents, and JPMorgan Chase Bank, as Administrative Agent (as the same may be amended from time to time, the "CREDIT AGREEMENT"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

                                       THE NEIMAN MARCUS GROUP, INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                         LOANS AND PAYMENTS OF PRINCIPAL



                                                        AMOUNT OF
                                                        PRINCIPAL
          DATE               AMOUNT OF LOAN              REPAID                  NOTATION MADE BY
          ----               --------------             ---------                ----------------






                                                                       EXHIBIT B



                      FORM OF NOTICE OF COMMITTED BORROWING

                                                                          [Date]


To:      JPMorgan Chase Bank, as Administrative Agent

From:    The Neiman Marcus Group, Inc. (the "BORROWER")

Re: Three-Year Credit Agreement (as amended from time to time, the "CREDIT AGREEMENT") dated as of August 26, 2002 among the Borrower, the Lenders party thereto and the Agents party thereto.

         We hereby irrevocably give notice pursuant to Section 2.02 of the Credit Agreement of the Committed Borrowing specified below:

         1. The [Domestic Business Day][Euro-Dollar Business Day] of the proposed Borrowing is [date].

         2. The aggregate amount of the proposed Borrowing is [specify amount].

         3. The Loans comprising such Borrowing are to bear interest initially at [the Base Rate][a Euro-Dollar Rate].

         [4. The duration of the initial Interest Period applicable thereto is [specify duration].]

         Terms used herein have the meanings assigned to them in the Credit Agreement.


                                       THE NEIMAN MARCUS GROUP, INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                       EXHIBIT C


                      FORM OF COMPETITIVE BID QUOTE REQUEST


                                                                          [Date]



To:      JPMorgan Chase Bank
         (the "ADMINISTRATIVE AGENT")

From:    The Neiman Marcus Group, Inc. (the "BORROWER")

Re: Three-Year Credit Agreement (the "CREDIT AGREEMENT") dated as of August 26, 2002 among the Borrower, the Lenders party thereto and the Agents party thereto.

         We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:
                  ------------------


PRINCIPAL AMOUNT(1)                                INTEREST PERIOD(2)
-------------------                                ------------------
$



         Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

         Terms used herein have the meanings assigned to them in the Credit Agreement.

----------

         (1) Amount must be $5,000,000 or a larger multiple of $1,000,000.

         (2) Not less than one month (LIBOR Auction) or not less than 5 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

         Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

         Terms used herein have the meanings assigned to them in the Credit Agreement.

                                       THE NEIMAN MARCUS GROUP, INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                       EXHIBIT D


                  FORM OF INVITATION FOR COMPETITIVE BID QUOTES


To:      [Name of Lender]

Re: Invitation for Competitive Bid Quotes to The Neiman Marcus Group, Inc. (the "BORROWER")

         Pursuant to Section 2.03 of the Three-Year Credit Agreement dated as of August 26, 2002 among the Borrower, the Lenders party thereto and the Agents party thereto, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:
                  ------------------


PRINCIPAL AMOUNT(3)                                INTEREST PERIOD(4)
-------------------                                ------------------
$



         Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

         Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

----------

         (3) Amount must be $5,000,000 or a larger multiple of $1,000,000.

         (4) Not less than one month (LIBOR Auction) or not less than 5 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

                                       JPMORGAN CHASE BANK,
                                       as Administrative Agent


                                       By:
                                          --------------------------------------
                                          Authorized Officer

                                                                       EXHIBIT E


                          FORM OF COMPETITIVE BID QUOTE


To:      JPMorgan Chase Bank, as Administrative Agent

Re:      Competitive Bid Quote to The Neiman Marcus Group, Inc. (the "BORROWER")

         In response to your invitation on behalf of the Borrower dated _____________, ____, we hereby make the following Competitive Bid Quote on the following terms:

1.       Quoting Lender:
                        --------------------------------

2.       Person to contact at Quoting Lender:

         -----------------------------

3.       Date of Borrowing:                     (5)
                           ---------------------

4. We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:


----------

         (5) As specified in the related Invitation.

PRINCIPAL                                             COMPETITIVE BID
AMOUNT(2)                     INTEREST PERIOD(3)        [MARGIN](4)           [ABSOLUTE RATE](5)
---------                     ------------------      ---------------         ------------------
$
$

[provided that the aggregate principal amount of Competitive Bid Loans for which the above offers may be accepted shall not exceed $____________.]

         We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Three-Year Credit Agreement dated as of August 26, 2002 among the Borrower, the Lenders party thereto and the Agents party thereto, irrevocably obligate(s) us to make the Competitive Bid Loan(s) for which such offer(s) are accepted, in whole or in part.


----------

         (2) Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Lender is willing to lend. Each bid must be made for $5,000,000 or a larger multiple of $1,000,000.

         (3) Not less than one month or not less than 5 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period or the Competitive Bid Quote shall be disregarded.

         (4) Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether "PLUS" or "MINUS".

         (5) Specify rate of interest per annum (to the nearest 1/10,000 of 1%).

                                       Very truly yours,

                                       [NAME OF LENDER]


Dated:                                 By:
      ----------------                    --------------------------------------
                                          Authorized Officer

                                                                       EXHIBIT F


                       OPINION OF COUNSEL FOR THE BORROWER

                                                                [Effective Date]


To the Lenders and the Agents
         Referred to Below
c/o JPMorgan Chase Bank,
         as Administrative Agent
         270 Park Avenue
         New York, New York 10017

Ladies and Gentlemen:

         In my capacity as Senior Vice President and General Counsel of The Neiman Marcus Group, Inc. (the "BORROWER"), I, together with _____________________, have acted as counsel to the Borrower in connection with the preparation, execution and delivery of the Three-Year Credit Agreement dated as of August 26, 2002 among the Borrower, the Lenders party thereto, Bank of America, N.A., Bank One, NA and Fleet National Bank, as Syndication Agents, and JPMorgan Chase Bank, as Administrative Agent (the "CREDIT AGREEMENT"). Capitalized terms used in this opinion which are not defined herein shall have the same meaning as in the Credit Agreement.

         I have examined the originals, or copies certified to my satisfaction, of the Credit Agreement, the Notes, the charter documents and the By-Laws of the Borrower and the Significant Subsidiaries, records of the Borrower's corporate proceedings, all Debt instruments and other material agreements and instruments to which the Borrower or a Significant Subsidiary is a party and of which I have knowledge, certificates of public officials and such other documents, agreements, certificates and records as I have deemed necessary to examine as a basis for the opinions hereinafter expressed.

         I am an attorney admitted to practice in the State of Texas. I am not, and do not purport to be, an expert in or qualified to express opinions concerning the laws of any jurisdiction other than Texas, the United States of America and the corporate laws of the State of Delaware to the extent necessary to express the opinions hereinafter set forth. For the purposes of this opinion, I have assumed without investigation that the laws of the State of New York are the same as those of the State of Texas.

         Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

         1. The Borrower and each Significant Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, (ii) has all requisite corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as presently contemplated and (iii) is in good standing as a foreign corporation and is duly qualified to conduct business in each jurisdiction in which its property or business as presently conducted or contemplated makes such qualification necessary, except in those jurisdictions in which the failure to be so qualified would not have a material adverse effect upon the business or financial condition of the Borrower or such Significant Subsidiary and would not (after qualification) preclude the Borrower or such Significant Subsidiary from enforcing claims against any party in the courts of such jurisdictions.

         2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official, except for the filing of the Credit Agreement with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the Credit Agreement and the Notes do not contravene, or constitute a default under, any provision of applicable law or of the Restated Certificate of Incorporation or By-Laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any Significant Subsidiary.

         3. The Credit Agreement has been duly and validly executed and delivered by authorized officers of the Borrower. The Credit Agreement constitutes, and each Note, if and when issued in accordance with the Credit Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that the availability of the remedy of specific enforcement or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         4. Various suits and claims arising in the ordinary course of business, some of which involve substantial amounts, are pending against the Borrower and its Subsidiaries. While the ultimate effect of such litigation cannot be ascertained at this time, in my opinion, there are no actions, suits, proceedings or investigations pending, or to my knowledge threatened, against the Borrower or any Subsidiary in which there is a reasonable possibility of an adverse decision which would materially adversely affect the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.

                                       Very truly yours,

                                                                       EXHIBIT G

                        OPINION OF DAVIS POLK & WARDWELL,
                  SPECIAL COUNSEL FOR THE ADMINISTRATIVE AGENT

                                                                [Effective Date]

To the Lenders and Agents
         Referred to Below
c/o  JPMorgan Chase Bank,
         as Administrative Agent
         270 Park Avenue
         21st Floor
         New York, NY 10017

Dear Sirs:

         We have participated in the preparation of the Three-Year Credit Agreement dated as of August 26, 2002 (the "CREDIT AGREEMENT") among The Neiman Marcus Group, Inc., a Delaware corporation (the "BORROWER"), the Lenders party thereto, Bank of America, N.A., Bank One, NA and Fleet National Bank, as Syndication Agents, and JPMorgan Chase Bank, as Administrative Agent (the "ADMINISTRATIVE AGENT"), and have acted as special counsel for the Administrative Agent for the purpose of rendering this opinion pursuant to
Section 3.01(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

         Upon the basis of the foregoing, we are of the opinion that the Credit Agreement constitutes a valid and binding agreement of the Borrower [and each Note of the Borrower delivered today constitutes a valid and binding obligation of the Borrower, in each case] enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States and the General Corporation Law of the State of Delaware. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located which limits the rate of interest that such Lender may charge or collect.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.

                                       Very truly yours,

                                                                       EXHIBIT H


                       ASSIGNMENT AND ASSUMPTION AGREEMENT


         AGREEMENT dated as of ________ __, ____ among [NAME OF ASSIGNOR] (the "ASSIGNOR") and [NAME OF ASSIGNEE] (the "ASSIGNEE").

         WHEREAS, this Assignment and Assumption Agreement (the "AGREEMENT") relates to the Three-Year Credit Agreement dated as of August 26, 2002 (as amended from time to time, the "CREDIT AGREEMENT") among The Neiman Marcus Group, Inc., the Lenders party thereto, Bank of America, N.A., Bank One, NA and Fleet National Bank, as Syndication Agents, and JPMorgan Chase Bank, as Administrative Agent;

         WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $____________;

         WHEREAS, [Committed] Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof;

         WHEREAS, the Assignor has Letter of Credit Liabilities in an aggregate amount of $___________ under the Credit Agreement at the date hereof; and

         WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the "ASSIGNED AMOUNT"), together with a corresponding portion of each of its outstanding [Committed] Loans and Letter of Credit Liabilities, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor under the Credit Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

         Section 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

         Section 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount and a corresponding portion of each of its outstanding [Committed] Loans, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount. Upon the execution and delivery hereof by the Assignor and the Assignee [and the execution of the consent attached hereto by the Borrower and the Administrative Agent](6) and the payment of the amounts specified in Section 3 required to be paid on the date hereof, (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount and acquire the rights of the Assignor with respect to a corresponding portion of each of its outstanding [Committed] Loans and Letter of Credit Liabilities and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by the Assigned Amount, and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

         Section 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.(7) Fees accrued before the date hereof with respect to amounts assigned to the Assignee hereunder are for the account of the Assignor and such fees accruing on and after the date hereof with respect to such amounts are for the account of the Assignee. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and promptly pay the same to such other party.

         Section 4. [Consent of the Borrower and the Administrative Agent. This Agreement is conditioned upon the consent of the Borrower and the Administrative Agent pursuant to Section 9.06(b) of the Credit Agreement.(8)]

         Section 5. Administrative Questionnaire. Attached is an Administrative Questionnaire duly completed by the Assignee.

         Section 6. No Reliance on Assignor. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned hereby and that such interest is free and clear of any other adverse claim created by it. The Assignor makes no representation or warranty (other than that mentioned immediately above) in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Borrower, or the validity and enforceability of the Borrower's


----------

         (6) Delete if consent is not required.

         (7) Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

         (8) Delete if consent is not required.

obligations under the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

         Section 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         Section 8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                       [NAME OF ASSIGNOR]


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:



                                       [NAME OF ASSIGNEE]


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

The undersigned consent to the foregoing assignment.


                                       THE NEIMAN MARCUS GROUP, INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       JPMORGAN CHASE BANK,
                                       as Administrative Agent and as Issuing
                                       Bank


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                                                       EXHIBIT I



                              DESIGNATION AGREEMENT


                                          dated as of ________________ __, _____


         Reference is made to the Three-Year Credit Agreement dated as of August 26, 2002 (as amended from time to time, the "CREDIT AGREEMENT") among The Neiman Marcus Group, Inc., a Delaware corporation (the "BORROWER"), the Lenders party thereto, Bank of America, N.A., Bank One, NA and Fleet National Bank, as Syndication Agents, and JPMorgan Chase Bank, as Administrative Agent (the "ADMINISTRATIVE AGENT"). Terms defined in the Credit Agreement are used herein with the same meaning.

         _________________ (the "DESIGNATOR") and ________________ (the
"DESIGNEE") agree as follows:

         1. The Designator designates the Designee as its Designated Lender under the Credit Agreement and the Designee accepts such designation.

         2. The Designator makes no representations or warranties and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

         3. The Designee (i) confirms that it is an Approved Fund; (ii) appoints and authorizes the Designator as its administrative agent and attorney-in-fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that the Designee is obligated to deliver or has the right to receive thereunder; (iii) acknowledges that the Designator retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment or waiver of any provision of the Credit Agreement; and (iv) agrees that the Designee shall be bound by all such votes, approvals, amendments and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement, all subject to Section 9.05(b) of the Credit Agreement.

         4. The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Article 4 or delivered pursuant to Article 4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement and (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Designator or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement.

         5. Following the execution of this Designation Agreement by the Designator and the Designee and the consent hereto by the Borrower, it will be delivered to the Administrative Agent for its consent. This Designation Agreement shall become effective when the Administrative Agent consents hereto or on any later date specified on the signature page hereof.

         6. Upon the effectiveness hereof, the Designee shall have the right to make Loans or portions thereof as a Lender pursuant to Section 2.01 or 2.03 of the Credit Agreement and the rights of a Lender related thereto. The making of any such Loans or portions thereof by the Designee shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Loans or portions thereof were made by the Designator.

         7. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

                                                  Effective Date:______ __, ____


                                       [NAME OF DESIGNATOR]


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       [NAME OF DESIGNEE]


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


The undersigned consent to the foregoing designation.

                                       THE NEIMAN MARCUS GROUP, INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       JPMORGAN CHASE BANK,
                                       as Administrative Agent


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title: